                                                                EXHIBIT 99.24(a)



                          Independent Auditors' Report
                          ----------------------------

To the Board of Directors and Shareholders of Lexington Global Technology Fund, Inc.:

We have audited the accompanying statement of assets and liabilities of Lexington Global Technology Fund, Inc. (the "Fund") as of December 16, 1999, and the related statement of operations for the period from September 13, 1999 (date of inception) through December 16, 1999. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexington Global Technology Fund, Inc. as of December 16, 1999, and the results of its operations for the period from September 13, 1999 through December 16, 1999, in conformity with generally accepted accounting principles.



                                                                        KPMG LLP

New York, New York
December 16, 1999
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                    LEXINGTON GLOBAL TECHNOLOGY FUND, INC.
                      Statement of Assets and Liabilities
                               December 16, 1999




ASSETS
   Cash......................................................  $100,000
   Reimbursement receivable from Advisor.....................    16,557
                                                               --------

       Total Assets..........................................  $116,557
                                                               --------

LIABILITIES
   Organization costs payable................................    16,557
                                                               --------

NET ASSETS applicable to 10,000 outstanding shares of
common stock, $.001 par value per share, respectively........  $100,000
                                                               ========

NET ASSETS consist of:
   Common stock - at par value, $.001 per share, authorized 1,000,000,000 shares; issued and outstanding 10,000
   (Note 1)..................................................  $     10
   Additional paid-in capital................................    99,990
                                                               --------
NET ASSETS...................................................  $100,000
                                                               ========

NET ASSET VALUE offering and redemption price per share
($100,000/10,000 shares)....................................     $10.00
                                                               ========



                       See Notes to Financial Statements.
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                     LEXINGTON GLOBAL TECHNOLOGY FUND, INC.
                            Statement of Operations
For the period from September 13, 1999 (date of inception) to December 16, 1999



Expenses:
Organization costs                     $16,557
Expense reimbursements                  16,557
                                     ---------
Net Expenses                              -
                                     =========



                       See Notes to Financial Statements.
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                     LEXINGTON GLOBAL TECHNOLOGY FUND, INC.
                         Notes to Financial Statements
                               December 16, 1999



(1) The Lexington Global Technology Fund, Inc. (the "Fund") was formed on September 13, 1999 as a Maryland Corporation and has had no operations through December 16, 1999 other than matters relating to its organization and registration as a diversified, open-end investment company under the Investment Company Act of 1940 and the sale and issuance of 10,000 shares of its common stock to the Lexington Management Corporation at an aggregate purchase price of $100,000 to provide the initial capital of the Fund.

(2) Organization and initial offering expenses will be borne by the Fund but will be reimbursed by the Advisor.

(3) LMC has agreed to voluntarily limit the total expenses of the Fund (excluding interest, taxes, brokerage commissions, and extraordinary expenses but including management fee and operating expenses) to an annual rate of 2.50% of the Fund's average net assets.

(4) The Fund intends to comply in its initial year and thereafter with the requirements of the Internal Revenue Code necessary to qualify as a regulated investment company and as such will not be subject to federal income taxes on otherwise taxable income (including net realized capital gains) which is distributed to shareholders.